UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2019

DASAN ZHONE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7195 Oakport Street

Oakland, California 94621

(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2019, Dasan Zhone Solutions, Inc. (the “Company”) and ZTI Merger Subsidiary III, Inc., a wholly-owned subsidiary of the Company (“ZTI”, and together with the Company, the “Borrowers”), and certain direct and indirect subsidiaries of the Borrowers, as guarantors, entered into that certain Revolving Credit, Term Loan, Guaranty and Security Agreement (the “Domestic Credit Agreement”) and that certain Export-Import Revolving Credit, Guaranty and Security Agreement (the “Ex-Im Credit Agreement,” and together with the Domestic Credit Agreement, the “Credit Agreements”), in each case with PNC Bank, National Association (“PNC”) and Citibank, N.A. as lenders (“Lenders”) and PNC as agent for Lenders (“Agent”).

The Credit Agreements provide for a $25 million term loan and a $15 million revolving line of credit (including subfacilities for Ex-Im transactions, letters of credit and swing loans) with a $10 million incremental increase option.  The amount the Company is able to borrow on the revolving line of credit at any time is based on eligible accounts receivable and other conditions, less certain reserves. Borrowings under the Credit Agreements bear interest at a floating rate equal to either the PNC prime rate or the LIBOR rate for the applicable period, plus a margin that is based on the type of advance.

The Company will use the funds borrowed under the Credit Agreements to repay certain existing related party indebtedness with DASAN Networks, Inc., to refinance its existing revolving credit facility with Wells Fargo Bank, National Association, to refinance certain short-term debt in Korea and Japan, and to provide for ongoing working capital needs.

The Company’s obligations under the Credit Agreements are secured by substantially all of the personal property assets of the Borrowers and the subsidiaries that guarantee the Credit Agreements, including their intellectual property.

The maturity date under the Credit Agreements is February 27, 2022, which reflects a three-year term.  Repayment of the term loan shall in be in eight quarterly installments of $625,000 beginning June 30, 2019, followed by quarterly installments of $937,500 beginning on June 30, 2021, with all remaining unpaid principal and accrued interest due on the maturity date. Repayment of the revolving line of credit shall be due and payable on the maturity date.

The Credit Agreements contain certain covenants, limitations, and conditions with respect to the Company, including a maximum leverage ratio, a minimum fixed charge coverage ratio, and a minimum liquidity covenant, as well as financial reporting obligations, and usual and customary events of default. If an event of default occurs, the Agent and Lenders will be entitled to take various actions, including requiring the immediate repayment of all outstanding amounts under the Credit Agreements, terminating commitments to make additional advances and selling the assets of the Borrowers and their subsidiary guarantors to satisfy the obligations under the Credit Agreements.

PNC and its affiliates have performed, and may in the future perform, for the Company and its affiliates various commercial banking, investment banking, financial advisory or other services for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of certain material elements of the Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreements which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the credit agreements set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2019	DASAN Zhone Solutions, Inc.

	By:	/s/ Michael Golomb
Michael Golomb

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